John W. Hlywak, Jr. (Investors)            Jay Higham        (Media)
Senior Vice President & CFO                Senior Vice President of Marketing
IntegraMed America, Inc.                   IntegraMed America, Inc.
(914) 251-4143                             (914) 251-4127

email:  jhlywak@integramed.com             email:  jhigham@integramed.com
        ----------------------                     ----------------------
Web Address:  http://www.integramed.com
              -------------------------

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
              ------------------
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
            --------------
(310) 691-7100
www.lhai.com
------------



                INTEGRAMED AMERICA REPORTS THIRD QUARTER RESULTS

         -- COMPANY REMAINS ON TRACK WITH 2002 REVENUE AND EPS GUIDANCE

                        AND PROVIDES GUIDANCE FOR 2003--


Purchase, NY, October 30, 2002 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the three months ended September 30, 2002.

Revenues for the third quarter of 2002 were $23.6 million, a 20% increase from pro forma revenues of $19.6 million for the comparable period in 2001 adjusted for the elimination of revenues associated with the hospital service contract which is no longer being offered. The contribution to earnings in the third quarter of 2002 was approximately $3.0 million, compared with pro forma contribution to earnings of $2.4 million for the comparable 2001 period. Net income for the third quarter of 2002 was $325,000, or $0.09 per diluted share, representing a significant increase from pro forma net income of $141,000, or $0.04 per diluted share, for the same period in 2001 adjusted for the elimination of revenues derived from the hospital service contract no longer being offered and reflecting a similar tax rate as used in 2002. The 2001 tax rate only included state taxes, as the Company had not then removed the valuation allowance on the tax asset related to net operating loss carry-forwards. With the tax asset fully recorded, provision is now made for both federal and state taxes.

Total revenues for the third quarter of 2002 were $23.6 million, an 18% increase from $20.0 million for the same period in 2001. The contribution to earnings from operations in the third quarter of 2002 was approximately $3.0 million, 12% higher than the $2.7 million reported in the comparable period in 2001. Net income for the third quarter of 2002 was $325,000, or $0.09 per diluted share, compared with net income of $469,000, or $0.14 per diluted share, for the comparable period in 2001.

Revenues for the first nine months of 2002 were $65.3 million, a 22% increase from pro forma revenues of $53.7 million for the comparable period in 2001, adjusted for the elimination of revenues associated with the hospital service contract no longer being offered. The contribution to earnings in the first nine months of 2002 was approximately $8.2 million, compared with pro forma contribution to earnings of $6.7 million for the comparable period in 2001. Net income for the first nine months of 2002 was $927,000, or $0.25 per diluted share, up sharply from pro forma net income of $295,000, or $0.06 per diluted share, for the comparable period in 2001 adjusted for the elimination of revenues derived from the hospital service contract no longer being offered and reflecting a similar tax rate as used in 2002.

Total revenues for the first nine months of 2002 were $65.3 million, a 19% increase from total revenues of $54.7 million for the comparable period in 2001. The contribution to earnings from operations in the first nine months of 2002 was approximately $8.2 million, a 7% increase from the $7.7 million reported for the first nine months of 2001. Net income for the first nine months of 2002 was $927,000, or $0.25 per diluted share, compared with $1,234,000, or $0.36 per diluted share, for the comparable period in 2001.

"When analyzed on a comparable basis, our progress in 2002 has been significant versus last year. Our growth in revenues and net income continues as each of our business segments executes its plan," said Gerardo Canet, President and CEO of IntegraMed America. "The Business Services segment was fueled by 17% same-center revenue growth while continuing to generate healthy margins. The revenues of the Pharmaceutical Services segment grew by approximately 28% and maintained expected contribution levels. Our shared risk refund, patient financing and affiliate center revenues are more than double prior year levels and we believe are poised for significant growth."

Mr. Canet reaffirmed the financial guidance that the Company offered on February 21, 2002. IntegraMed America expects total revenues for 2002 to exceed its previously announced range of $80 million to $85 million. The Company expects 2002 net income to be near the top of the given range of approximately $1.1 million to $1.3 million, or approximately $0.30 to $0.35 per diluted share.

Mr. Canet provided financial guidance for 2003. IntegraMed America expects, without any major acquisition, total revenues for 2003 to range from $100 million to $105 million, net income to range from approximately $1.4 million to $1.7 million, or approximately $0.41 to $0.46 per diluted share. "We believe these numbers are supportable by the sustainable growth inherent in our present operations," Mr. Canet added.

Separately, the Company announced that in October 2002, IntegraMed America redeemed its remaining 12,251 shares of Series A Preferred Stock for $10.30 per share plus accumulated dividends.

IntegraMed America offers products and services to patients, providers and payors focused on the $2 billion fertility industry. The Company provides Business Services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.

Gerardo Canet, president and chief executive officer, and John Hlywak, Jr., chief financial officer, will host an investment-community conference call beginning Thursday, October 31, 2002, at 10:00 a.m. Eastern Time to discuss the above mentioned results and to answer questions.

To participate in the live call via telephone, please call (888) 803-7481 (domestic) or (706) 634-1308 (international). A telephone replay will be available through 12:00 p.m. Eastern Time, November 2 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 6322648.

Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's web site at www.integramed.com. A replay will be available on the web site for 14 days.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                        For the                For the
                                                   three-month period     nine-month period
                                                   ended September 30,    ended September 30,
                                                  --------------------   --------------------
                                                    2002       2001        2002       2001
                                                  ---------  ---------   ---------  ---------
                                                     (unaudited)             (unaudited)

Revenues, net
     Reproductive Science Center Service fees ..   $ 17,463   $ 15,633   $ 49,870   $ 43,288
     Pharmaceutical sales ......................      5,699      4,125     14,363     11,188
     Other revenues ............................        415        200      1,042        260
                                                   --------   --------   --------   --------
       Revenues, net ...........................     23,577     19,958     65,275     54,736
                                                   --------   --------   --------   --------

Costs of services and sales
     Reproductive Science Center costs .........     14,734     13,104     42,395     35,969
     Pharmaceutical costs ......................      5,482      3,946     13,818     10,704
     Other costs ...............................        316        188        869        389
                                                   --------   --------   --------   --------
       Total costs of services and sales .......     20,532     17,238     57,082     47,062
                                                   --------   --------   --------   --------

Contribution
     Reproductive Science Center contribution ..      2,729      2,529      7,475      7,319
     Pharmaceutical contribution ...............        217        179        545        484
     Other contribution ........................         99         12        173       (129)
                                                   --------   --------   --------   --------
       Total contribution ......................      3,045      2,720      8,193      7,674
                                                   --------   --------   --------   --------

General and administrative expenses ............      2,238      1,945      5,984      5,514
Amortization of intangible assets ..............        304        224        780        665
Interest expense/income ........................         19         17         46         82
                                                   --------   --------   --------   --------

Income before income taxes .....................        484        534      1,383      1,413
Income tax provision ...........................        159         65        456        179
                                                   --------   --------   --------   --------

Net income .....................................   $    325   $    469   $    927   $  1,234
Dividends paid and/or accrued on Preferred Stock          3         33         69         99
                                                   --------   --------   --------   --------
Net income applicable to Common Stock ..........   $    322   $    436   $    858   $  1,135
                                                   ========   ========   ========   ========

Weighted average shares -- basic ...............      3,270      3,177      3,143      3,091
                                                   ========   ========   ========   ========
Weighted average shares -- diluted .............      3,565      3,043      3,436      3,158
                                                   ========   ========   ========   ========

Diluted earnings per share of Common Stock .....   $   0.09   $   0.14   $   0.25   $   0.36
                                                   ========   ========   ========   ========

EBITDA .........................................   $  1,291   $  1,206   $  3,553   $  3,379
                                                   ========   ========   ========   ========


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET
                           (all amounts in thousands)



                                          September 30, 2002   December 31, 2001
                                          ------------------   -----------------
                                              (unaudited)

Total current assets..........................   $17,291            $16,926

Total assets..................................    47,251             44,621

Total current liabilities.....................    15,306             12,718

Shareholders' equity..........................    31,445             30,615

Total liabilities and shareholders' equity....    47,251             44,621